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                                                                    EXHIBIT 24.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") on Form S-8 of our reports dated January 29, 1996, except as to the information presented in Note R for which the date is March 19, 1996, on our audits of the consolidated financial statements and financial statement schedule of Cambridge Technology Partners (Massachusetts), Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which reports are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.


                                                  /s/ Coopers & Lybrand L.L.P.

                                                      COOPERS & LYBRAND L.L.P.




Boston, Massachusetts
August 5, 1996